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                                                                   EXHIBIT 10.17


                          MANAGEMENT SERVICES AGREEMENT

      THIS MANAGEMENT SERVICES AGREEMENT (the "Agreement") is made and entered in to this_______day of_______________________ , 2005, by and between [TRS
SUBSIDIARY], hereinafter referred to as "Owner," and John Q. Hammons Management Company, LLC, hereinafter referred to as "Management Company."

                                   WITNESSETH:

      WHEREAS, Owner holds leasehold interests in individual hotel properties, and associated convention and banquet facilities, and/or has rights to manage certain associated convention and banquet facilities, all as set forth and more particularly described in Exhibit A attached hereto (each, an "Owner Property" and collectively, the "Owner Properties"); and

      WHEREAS, Management Company provides management services for certain hotel properties and associated convention and banquet facilities directly or indirectly owned or leased by, or under management contracts with, John Q. Hammons or his Affiliates (the "Hammons Owners"), specifically including those properties and facilities set forth and more particularly described in Exhibit B attached hereto (the "Existing Hammons Properties"); and

      WHEREAS, the Hammons Owners or future Affiliates of John Q. Hammons (which future Affiliates shall be then considered "Hammons Owners" for purposes of this Agreement) intend to acquire or develop additional hotel properties and associated convention and banquet facilities in the future (which future properties, with the Existing Hammons Properties, shall be collectively referred to herein as the "Hammons Properties"), including, without limitation, those set forth and more particularly described in Exhibit B (which Exhibit B shall be updated from time to time); and

      WHEREAS, Owner desires to have Management Company provide management services for and manage and operate the Owner Properties, and Management Company is willing to perform such services for the account of Owner on the terms and conditions set forth in this Agreement;

      NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, Owner and Management Company agree as follows:

1.    APPOINTMENT OF MANAGEMENT COMPANY AS MANAGER

      1.1. Appointment as Manager of Owner Properties. Owner hereby appoints Management Company as its sole and exclusive management company to supervise and direct for and at the expense of Owner, the management and operation of the Owner Properties, and Management Company hereby accepts such appointment under the terms and conditions hereinafter set forth.

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      1.2. Management Services. Owner and Management Company agree that (i) the
Management Services (as hereafter defined) for the Owner Properties shall be performed by Management Company as described in, and the rights, obligations and responsibilities of the parties in respect of such management services for the Owner Properties shall be in accordance with, the terms and conditions set forth herein and in Exhibit C attached hereto, and (ii) the portfolio management services shall continue to be provided for the Owner Properties consistent with past practices, and the rights, obligations and responsibilities of the Owner and Management Company with respect to such portfolio management services shall be as described in Exhibit D attached hereto (the "Portfolio Management Services" and, collectively, with those services described in the foregoing clauses (i) and (ii), referred to herein as the "Management Services").

      1.3. WHI Financial Services. In connection with the transactions contemplated by that certain Amended and Restated Transaction Agreement (the "Transaction Agreement") among JD Holdings LLC, JQH Acquisition, LLC, John Q. Hammons, the Revocable Trust of John Q. Hammons, dated December 28, 1989, as amended and restated, and Hammons, Inc., dated June 14, 2005, (the "Formation Transaction"), and with respect to the Owner Properties, Management Company was assigned the interest of John Q. Hammons Hotels, L.P., in that certain Letter Agreement Re: Hotel Financial Services For Certain Hotels Owned and Operated By John Q. Hammons, John Q. Hammons Hotels, Inc. or John Q. Hammons Controlled Companies (the "JQH Hotel Entities") executed March 29, 2002, by and on behalf of Winegardner & Hammons ("WHI") and the JQH Hotel Entities (as amended or superseded, the "WHI Agreement"). Pursuant to the WHI Agreement, WHI has been providing certain financial and accounting services to the Existing Hammons Properties and the Owner Properties, and pursuant to the WHI Agreement as are contemplated to be amended or superseded, continue to provide, certain financial and accounting services for Management Company and the Hammons Properties and the Owner Properties (collectively, the "Managed Properties"), as generally described in Exhibit E attached hereto and as currently being provided consistent with past practices (and as may be modified to comply with changes in Uniform Systems of Accounts or generally accepted accounting principles), except as Management Company, WHI and Owner shall mutually agree (the "Financial Services"). Any changes in accounting policies with respect to the Owner Properties are subject to the approval of Owner, in its sole discretion, except to the extent required to comply with changes in Uniform Systems of Accounts or generally accepted accounting principles. The actual cost and expense of WHI or its successor providing such Financial Services for each of the Managed Properties shall be allocated among and be an expense of Owner and the applicable Hammons Owner, and paid directly out of gross revenues or Working Capital (as defined in Exhibit C) of the Managed Properties of the Owner and each Hammons Owner, as applicable. After the initial eighteen (18) month period of this Agreement and upon sixty (60) days prior written notice to Management Company, Owner may request a change in the entity providing the foregoing financial services for the Owner Properties. Any replacement or successor entity for WHI proposed by Management Company shall be subject to the prior approval of Owner, in its sole discretion. It is expressly understood that in providing any Portfolio Management Services to Owner with respect to the Owner Properties, WHI shall report directly to Management Company, and based in part and in reliance upon such reports of WHI as to the content thereof, Management Company shall then provide appropriate certifications to Owner and its authorized representatives for purposes of complying with any public or other reporting requirements applicable to Owner or the Owner Properties, and any

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corresponding certifications required of Owner or its authorized representatives as to the WHI Financial Services and the Portfolio Management Services to be provided by Management Company.

2.    TERM AND EFFECTIVE DATE

      2.1. Initial Term. Management Company shall assume and commence management of the Hotel Properties for the account of and at the expense of Owner and the Hammons Owners, as applicable, on _____, 2005, at ______ ____ Time (the ("Effective Date"). The term of this Agreement shall commence on the Effective Date, and shall remain and continue in full force and effect thereafter for a period expiring and terminating on the earlier to occur of (i) such time as the Preferred Redemption Price is paid in full to the holders of the Hammons Preferred Units (other than the Required Holders) and (ii) such time as the proceeds from any liquidation of John Q. Hammons Hotels, L.P. (or any successor thereto) are fully distributed in accordance with Section 13.2 of the Fourth Amended and Restated Agreement of Limited Partnership of [John Q. Hammons Hotels], L.P., dated as of the date hereof, as amended, supplemented or otherwise modified from time to time in accordance with its terms (the "Partnership Agreement"). Each capitalized term used in the sentence immediately foregoing which is not defined herein shall have the meaning accorded to such term in the Partnership Agreement.

3.    MANAGEMENT FEES AND OTHER REIMBURSEMENTS

      3.1. Management Fee. As consideration for the Management Services to be provided by Management Company for the Owner Properties, Owner agrees to pay Management Company an annual management fee (the "Management Fee") in an amount which shall be equal to all actual operating costs and expenses incurred by the Management Company in the conduct of its operations and provision of the Management Services for all the Managed Properties (the "Actual Operating Costs"); provided, however, that in no event shall Owner be obligated to pay to Management Company an amount in excess of the amount of management fee that would be payable by Owner for comparable management services provided to the Owner Properties pursuant to an arms-length transaction (the "Arms-Length Fee"). The parties acknowledge and agree that should the Management Fee (as based on Actual Operating Costs) exceed the Arms-Length Fee, such excess shall be paid to Management Company by the Partnership. It is understood and agreed that the actual costs incurred by the Management Company shall include an annual salary payable to Mr. John Q. Hammons in an amount equal to, but not exceeding, Two Hundred Thousand Dollars ($200,000.00), plus normal benefits extended to all full-time employees of Management Company (such as health insurance, vacation, etc.), but excluding benefits such as bonus or other incentive compensation. The Management Fee shall be paid as incurred and no less frequently than monthly, based on the approved monthly Central Office Budget (as hereafter defined), plus any Permitted Additional Costs (as defined below). It is agreed that the monthly budget amount and corresponding installments shall be adjusted to take into account any timing differences in costs incurred compared to actual budget, and other Central Office Budget adjustments as provided below. For purposes of this Agreement, an "Accounting Period" shall be currently defined as each of the four
(4) or five (5) week accounting periods occurring during the fiscal year (for a total of twelve Accounting Periods in each fiscal year). Any costs incurred by Management Company which are not consistent with

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the approved Central Office Budget shall not be reimbursed by Owner as part of the Management Fee, unless (i) due to a timing adjustment as noted above, (ii) approved by Owner, which approval shall not be unreasonably withheld so long as such costs are reasonable and necessarily incurred costs and expenses of providing the Management Services contemplated by this Agreement, (iii) due to an increase in the number of Managed Properties to be managed pursuant to this Agreement or the separate management agreements with the Hammons Owners, (iv) due to unanticipated litigation, claims or settlements, increases in raw material and other vendor/service provider costs (which costs shall be allocated to and among any directly affected Managed Properties, as and when applicable and appropriate), or (v) consisting of costs incurred on an emergency basis which are required by a governing legal authority (including, without limitation as may be required in connection with compliance with and performance of Portfolio Management Services) or to avoid fines, penalties or the imminent risk of harm or loss or damage to persons or property or, in the commercially reasonable determination of Management Company, to otherwise avoid an adverse financial or operational impact upon Management Company or any of the Managed Properties (collectively "Permitted Additional Costs"). Any such approved or permitted additional costs shall be paid by Owner or reimbursed to Management Company as incurred consistent with receipts and other written evidence of such actual costs incurred. The parties acknowledge and agree that Management Fees may be drawn by and paid to Management Company from gross revenues from the Owner Properties and Working Capital to be provided by Owner as required herein.

      3.2. Group Services. Subject to the applicable Hotel Property Budgets approved by Owner, Owner shall reimburse Management Company for certain other services ("Group Services") as may from time to time be provided to more than one of the Owner Properties by Management Company or Management Company's Affiliates more efficiently than if performed at the local property level or contracted with a third party. Group Services shall consist of the actual cost of the services without mark-up or profit to Management Company or any Affiliates, and shall include: (a) salary and employee benefit costs to the extent such employees perform management services benefiting such Owner Properties; (b) cost of equipment to the extent used in performing Group Services; and (c) overhead costs of any office approved by Owner reasonably allocated to such benefiting Owner Properties to the extent such office provides Group Services. Costs and expenses incurred in providing Group Services shall be allocated on a fair and equitable basis among all Managed Properties benefiting therefrom. In addition, if equipment is installed and maintained at the applicable Owner Properties in connection with the rendition of any Group Services, all costs thereof will be allocated to and among such Owner Properties, as determined by Management Company in good faith and approved by Owner.

      3.3. Allocation of Costs to Central Office or Hotel Properties. The parties acknowledge that the management and operation of the Managed Properties require certain Management Services that are performed as part of the central office overhead costs of the Management Company (as contemplated by the Central Office Budget which are to be reimbursed and paid to Manager as part of the Management Fee), and certain Management Services and other services (such as the WHI Agreement) that are contracted or incurred by Management Company on behalf of or directly by the Owner, or the Hammons Owner, as the case may be, as a direct cost of the applicable Managed Property which are to be paid or reimbursed direct from the gross revenues of each such Managed Property, as applicable, or from the Working Capital of Owner or the applicable Hammons Owner, as the case may be (as

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provided below), or paid directly or reimbursed to Management Company by Owner or the applicable Hammons Owner, as the case may be (a "Hotel Property Cost"). The parties specifically agree to the following:

            a. Costs and services generated at the Hotel Property level shall be a Hotel Property Cost, and costs and services generated out of the central office will be central office overhead, in each case consistent with past practices applicable to the management of the existing Hotel Properties; it being specifically understood that the cost of all Regional Vice Presidents shall be allocated among the applicable Managed Properties.

            b. Contracted third party services, such as WHI Agreement, elevator maintenance, etc. will be allocated among the applicable Managed Properties, as a Hotel Property Cost.

            c. No Group Services are currently provided by Management Company, but if developed in the future such Group Services shall be allocated to the benefiting Managed Properties on a fair and equitable basis consistent with industry custom and practice; provided, however, it is understood and agreed that:

                  (1) All departmental costs, including all employee costs (inclusive of the employees and positions specified in Exhibit F, as may be amended and updated), of the Legal Department and the Finance-Accounting Department of Management Company, shall be a central office cost and reimbursed to Management Company in full as part of the Management Fee; however, commencing two
                  (2) years after the Effective Date of this Agreement, (i) such costs shall be allocated among and charged to the Managed Properties, Management Company (as a central office cost to be reimbursed as part of the Management Fee) and John Q. Hammons, or any of his other Affiliates, as may be applicable, in each case based upon actual time expended for the benefit of individual Managed Properties, the Management Company (central operations or otherwise for the benefit of all Owner Properties), or John Q. Hammons, or any of his other Affiliates, as may be applicable, and (ii) to the extent such costs are required to be allocated and charged as provided in clause (i), above, they shall not be reimbursed to Management Company as part of the Management Fee (except to the extent properly allocated to the Management Company as provided in clause (i)).

                  (2) All departmental costs, including employee costs (inclusive of the employees and positions specified in Exhibit F, as may be amended and updated), of the Architecture Department and JQH Industries, shall not be a part of the Central Office Budget and shall not be reimbursed by the Owner as part of the Management Fee, even though the employees of such departments shall be employed by Management Company; provided, however, an applicable portion of such costs shall be allocated and charged to an individual Managed Property based upon time incurred for the benefit of such Managed Property.

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                  (3) All departmental costs, including all employee costs of the Design Department (inclusive of the employees and positions specified in Exhibit F, as may be amended and updated), shall be a central office cost and reimbursed to Management Company in full as part of the Management Fee; however, (i) an applicable portion of such costs shall be allocated and charged to individual Managed Properties and John Q. Hammons, or any of his other Affiliates, as may be applicable, in each case based upon actual time expended for the benefit of such individual Managed Properties or John Q. Hammons, or any of his other Affiliates, as may be applicable, and (ii) to the extent such costs are required to be allocated and charged as provided in clause (i), above, they shall not be reimbursed to Management Company as part of the Management Fee.

            d. Except as may otherwise be specifically provided herein, it is the intent of the parties that (i) all management related costs and services shall be allocated and charged to the Management Company as a central office cost (as contemplated by the Central Office Budget or as Permitted Additional Costs) and reimbursed to Management Company as the Management Fee, on the one hand, and the Managed Properties as a Hotel Property Cost, or John Q. Hammons or his other Affiliates, on the other hand, and (ii) such costs so allocated to the Managed Properties, or John
      Q. Hammons or his other Affiliates, shall be further allocated among and charged to the individual Managed Properties, and John Q. Hammons or his other Affiliates, as may be applicable, in each case consistent with past practice in connection with the management and operation of the Owner Properties and the Existing Hammons Properties.

      3.4. Management Company Central Office Budget. Exhibit G sets forth the mutually agreed upon central office budget for Management Company, including all categories of expenses and costs to be paid or reimbursed hereunder as the Management Fee and Hotel Property Costs or Group Services, for the 2005 Fiscal Year, on a pro forma basis, (the "Initial Central Office Budget"). The Management Company will operate in accordance with the Initial Central Office Budget through the remainder of 2005. At least sixty (60) days prior to the beginning of each succeeding Fiscal Year of the term of this Agreement, Management Company shall submit a month-by-month central office operating budget covering only the management activities of Management Company with respect to the Managed Properties ("Central Office Budget") for such year to Owner for its approval. Owner will notify Management Company as promptly as practicable of its approval or disapproval of such Central Office Budget, or any category thereof, but in any event within thirty (30) days following receipt of such Central Office Budget from Management Company. In the event that Owner does not notify Management Company in writing within said thirty (30) day period that it does not approve of the Central Office Budget or specified categories therein, the proposed Central Office Budget shall constitute the approved Central Office Budget for the forthcoming Fiscal Year. If the Central Office Budget is not approved within such thirty (30) day period, Owner and Management Company shall enter into good faith negotiations in an effort to determine a mutually satisfactory and commercially reasonable Central Office Budget, and until such Central Office Budget agreement is reached, Management Company shall perform its obligations hereunder consistent with the actual expenditures in the prior year for such category (which for the 2006 Fiscal Year, will be based upon the Initial Central Office Budget instead of the actual expenditures in the

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2005 Fiscal Year), to the extent applicable, adjusted for any increase in the applicable consumer price index and any Permitted Additional Costs (as defined above). If Owner and Management Company cannot agree as to an approved Central Office Budget for any Fiscal Year within thirty (30) days after entering into such negotiations, then the disputed items shall be submitted to an arbitrator in accordance with the provisions of Section 8.4 of this Agreement. Further, if a Central Office Budget is approved by Owner, Management Company shall thereafter perform its obligations hereunder in accordance with such approved Central Office Budget and shall not make any expenditures to be reimbursed hereunder except as may be in accordance with the approved Central Office Budget or as permitted with respect to Permitted Additional Costs (as defined above) or as otherwise approved by Owner or permitted herein,

4.    DEFAULT, REMEDIES AND TERMINATION RIGHTS

      4.1. Events of Default. Each of the following shall constitute a "Default" under this Agreement to the extent permitted by applicable law:

            a. The appointment of a receiver, trustee, or custodian for all or any substantial part of the property of Management Company or Owner, as the case may be, if such appointment is not set aside or vacated within sixty (60) days.

            b. The commencement by Management Company or Owner, as the case may be, of any voluntary case or proceeding under present or future federal bankruptcy laws or under any other bankruptcy, insolvency, or other laws respecting debtor's rights.

            c. The making of a general assignment by Management Company or Owner, as the case may be, for the benefit of its creditors.

            d. The entry against Management Company or Owner, as the case may be, of any "order for relief" or other judgment or decree by any court of competent jurisdiction in any involuntary proceeding against Management Company or Owner, as the case may be, under any present or future federal bankruptcy laws or under any other bankruptcy, insolvency, or other laws respecting debtor's rights, if such order, judgment, or decree continues unstayed and in effect for a period of sixty (60) consecutive days.

            e. The failure of Management Company to make any payment due Owner pursuant to this Agreement within ten (10) days after written notice that such payment is due and unpaid.

            f. The failure of Owner to provide or make available to Management Company sufficient Working Capital to fund and pay to Management Company the Management Fee and to operate the Owner Properties, including, without limitation, to pay or reimburse all Hotel Property Costs and Group Services expenses (if any), within three (3) business days after written notice from Management Company of the need for such Working Capital in accordance with the provisions hereof.

            g. The failure of Management Company or Owner, as the case may be, to perform, keep or fulfill any of the other material covenants, undertakings, obligations, or conditions set forth in this Agreement, and the continuance of such default for a period of

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      thirty (30) days after notice of said failure, or if such default cannot be reasonably cured within said thirty (30) day period, the failure of the defaulting party to commence the cure of such default within said thirty
      (30) day period or thereafter the failure to diligently pursue such efforts to completion.

      4.2. Cure Rights. Upon the occurrence of any Default by either party (referred to as the "defaulting party") under Section 4.1, without cure within any time period provided therein, such Default shall immediately and automatically, without the necessity of any further notice to the defaulting party, constitute an "Event of Default" under this Agreement.

      4.3. Remedies of Management Company. Upon the occurrence of an Event of Default by Owner, Management Company shall have the right to pursue any one or more of the following remedies, each of which may be exercised independently or cumulatively, at the election of Management Company: (i) suspend performance under this Agreement as to any individual Owner Property which is the subject of any such Event of Default, or as to the Agreement in its entirety, if applicable, (ii) terminate this Agreement as to any individual Hotel Property which is the subject of such default, or as to the Agreement in its entirety, if applicable, in each case by written notice to Owner, and (iii) institute any and all proceedings and pursue such remedies as permitted by law or equity, including, without limitation, actions for specific performance and/or damages, but in no event shall Owner be responsible for any indirect or consequential damages by reason of any Event of Default hereunder. Upon the occurrence of an Event of Default by Owner under Section 4.1.f., the amount determined due Management Company shall accrue interest, at the rate of six percent (6%), from and after the date on which such payment was originally due. The rights granted hereunder shall not be in substitution for, but shall be in addition to, any and all rights and remedies available to Management Company by reason of applicable provisions of law or equity, or pursuant to separate agreements between the parties or their affiliates, except as otherwise specifically provided herein.

      4.4. Remedies of Owner. Upon the occurrence of an Event of Default by Management Company, Owner shall have the right to pursue any one or more of the following courses of action, which shall be in lieu of termination of this Agreement in its entirety (except as provided in clause (ii), below): (i) to terminate this Agreement with respect to such Owner Property as to which the Event of Default occurred or applies, by written notice to Management Company, which termination shall be effective as of the effective date which is set forth in said notice (provided that said effective date shall be at least thirty (30) days after the date of said notice); (ii) in the event of an Event of Default by Management Company pursuant to any of clauses a. through d. of Section 4.1, above, to terminate this Agreement in its entirety; and (iii) to institute any and all proceedings permitted by law or equity, including, without limitation, actions for specific performance and/or damages, but in no event shall Management Company be liable for any indirect or consequential damages by reason of any Event of Default, nor shall Owner have the right to terminate this Agreement except as otherwise provided herein. Upon the occurrence of an Event of Default by Management Company under Section 4.1.e, the amount determined due Owner shall accrue interest, at the rate of six percent (6%), from and after the date on which such payment was originally due to Owner. The rights granted hereunder shall not be in substitution for, but shall be in addition to, any and all rights and remedies available to Owner by reason of applicable provisions of law or equity, or pursuant to separate agreements between the parties or their affiliates, except as otherwise specifically provided herein.

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      4.5. Owner Termination. Notwithstanding the term of this Agreement, Owner shall have the right to terminate this Agreement on sixty (60) days prior written notice to Management Company (i) with respect to the entire Agreement, at any time that John Q. Hammons or the JQH Trust no longer owns or controls ninety (90%) of Management Company; (ii) with respect to an individual Owner Property, in the event of fraudulent misconduct by or at the direction or approval of John Q. Hammons, which has a material adverse impact upon such Owner Property, or (iii) with respect to an individual Owner Property, in the event of gross mismanagement by Management Company following written notice by Owner to Management Company specifying the grounds of such gross management, and the failure of Management Company, within sixty (60) days following such written notice, to undertake good faith steps to resolve, and to thereafter resolve any such gross mismanagement, as applicable to such Owner Property.

      4.6. Termination Upon Sale. Either Owner or Management COMPANY shall have the right to terminate this Agreement as to any Owner Property upon the Sale of such Owner Property (except to a Permitted Owner Affiliate); provided that any termination by Owner shall be subject to Owner providing Management Company no less than ninety (90) days prior written notice of such termination. "Sale" shall have the meaning ascribed to such term in the Rights of First Refusal Agreement executed contemporaneously herewith among Owner, John Q. Hammons, the JQH Trust, and others, except that, for purposes of this Agreement, "Sale" shall also include (i) any exchange transaction intended to be tax-exempt under
Section 1031 of the Internal Revenue Code with respect to any Owner Property, and (ii) any foreclosure sale by a secured lender to a third party unaffiliated with such secured lender or Owner or any Affiliate of Owner.

      4.7. Damage or Destruction. In the event any of the Owner Properties are damaged or destroyed from any cause to an extent which materially and adversely affects the operation of such Owner Properties as a hotel, and Owner elects not to rebuild the Owner Properties, or Owner fails (subject to unreasonable delays caused by Management Company, including unreasonable delays in adjusting the insurance claim with the carriers which participate in Management Company's blanket insurance program) to timely commence and complete the repairing, rebuilding or replacement of the same so that the such Owner Properties shall be substantially the same as it was prior to such damage or destruction, Management Company or Owner shall each have the right to terminate this Agreement with respect to such damaged Owner Properties upon ninety (90) days' written notice to the other party hereto.

      4.8. Eminent Domain. If all or substantially all of any of the Owner Properties are taken in any eminent domain, condemnation, compulsory acquisition, or similar proceeding by any competent authority for any public or quasi-public use or purpose, this Agreement shall terminate as to such Owner Properties as of the date Owner ceases to have the right of physical possession of such Owner Properties. Any award for such taking or condemnation shall be paid to Owner, except for any award that may be separately made (without deduction or limitation of Owner's award) to Management Company with respect to its rights under this Agreement.

      4.9. Settlement and Cooperation upon Termination. In the event of any termination or expiration of this Agreement in its entirety or as to any Owner Property, Management Company shall be entitled to receive and be paid and reimbursed all Management Fees and other fees and expenses accrued and unpaid through the date of such expiration or termination. Management

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Company and Owner shall cooperate with each other to peaceably transfer to Owner or Owner's successor Management Company, all right, title and interest of Management Company in and to the uninterrupted operation and management of any Owner Property as to which this Agreement is terminated

5.    RELATIONSHIP AND AUTHORITY

      5.1. Not Joint Venture. None of Management Company, any Hammons Owner or Owner shall be construed as joint venturers or partners of each other, and none shall have the power to bind or obligate the other except as set forth in this Agreement. Management Company is now and shall at all times be an "Eligible Independent Contractor" as defined in that certain form of TRS Lease attached to the Transaction Agreement as Exhibit 2.1 (m).

6.    NOTICES

      6.1. Notices. All notices or other communications provided for or contemplated by this Agreement shall be in writing and shall be served or delivered by postage prepaid, registered or certified mail, by nationally recognized overnight courier or in person, at the following address for each party for the duration of this Agreement or any extension thereof or until such time as written notice, as provided hereby, of a change of address and a single new address to be used thereafter (with one copy address) is given to the other party.

If to OWNER:                            IF TO MANAGEMENT COMPANY:

c/o JD Holdings LLC                     John Q. Hammons Management Company, LLC
152 West 57th Street, 56th Floor        John Q. Hammons, President
New York, New York  10023               300 John Q. Hammons Parkway
Attention: Jonathan D. Eilian           Suite 900
                                        Springfield, Missouri  65806

with a copy to:                         with a copy to:

Kaye Scholer LLC                        Blackwell Sanders Peper Martin, LLP
Three First National Plaza              901 St. Louis Street
70 West Madison Street, Suite 4100      Suite 1900
Chicago, Illinois  60602                Springfield, Missouri 65806
Attention: Gary R. Silverman and        Attn: David C. Agee, Esq.
           Lauretta J. Moran

The receipt of such mailed notice shall be presumed to have occurred at the location to which it was addressed seventy-two (72) hours after posting, if mailed, on the day of delivery, if delivered in person, and one day after delivery to such overnight courier, without regard to any refusal to accept delivery, but such presumption shall be rebuttable.

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7.    CHANGE OF OWNERSHIP

      7.1. Assignment Restricted. This Agreement shall not be assignable without the mutual consent of Management Company and Owner, except as specifically provided herein; provided, however, that (a) Management Company shall have the right upon ten (10) days prior written notice, without such consent, to assign its interest in this Agreement to any of its Affiliates which is 90% or greater owned or controlled by John Q. Hammons or the Revocable Trust of John Q. Hammons, dated December 28, 1989, as amended and restated (the "JQH Trust"), and any such Affiliate shall be deemed to be the Management Company for purposes of this Agreement, and (b) Owner shall have the right upon ten (10) days prior written notice, without such consent, to assign its interest in this Agreement to a Permitted Owner Affiliate (as defined in Section 8.4, below), and any such Permitted Owner Affiliate shall be deemed to be an Owner for purposes of this Agreement solely with respect to the applicable Owner Property which has been leased, assigned or otherwise transferred to such Permitted Owner Affiliate, and not for any other purpose; provided, however, the named Owner herein shall remain primarily and fully responsible and liable for all obligations of Owner under and with respect to this Agreement, including, without limitation, the obligation to make available all required Working Capital, reimbursement of Hotel Property Costs and payment of the Management Fee. Owner shall have the sole and exclusive right and obligation on behalf of such Permitted Owner Affiliate to exercise any remedies, provide or withhold all approvals and consents, and take all such other actions as an Owner, in each case under and with respect to this Agreement. It is expressly agreed that, as a condition to any such assignment by Owner, such Permitted Owner Affiliate shall assume and agree to be bound by all obligations of Owner under this Agreement, as if originally named Owner hereunder; provided that such Permitted Owner Affiliate shall irrevocably designate and appoint Owner (acting through the Owner Representative, as defined below) as its exclusive representative to act for and on behalf of such Permitted Owner Affiliate and to exercise any and all of the rights of such Permitted Owner Affiliate in all respects under this Agreement, including, without limitation, to give and receive notices and communications, and to take all other actions on behalf of the Permitted Owner Affiliate as required, permitted, necessary or appropriate under this Agreement. Any decision, act, consent or instruction taken or given by the Owner Representative pursuant to this Agreement shall be and constitute a decision, act, approval, consent or instruction of such Permitted Owner Affiliate, and shall be final, binding and conclusive upon such Permitted Owner Affiliate, and Management Company may rely upon any such decision, act, approval, consent or instruction of the Owner Representative as being the decision, act, approval, consent or instruction of such Permitted Owner Affiliate. Management Company is hereby relieved from any liability to any person for any acts done by it in accordance with such decision, act, approval, consent or instruction of the Owner Representative. If either party consents to an assignment of this Agreement by the other, no further assignment shall be made without the express consent in writing of such party, unless such assignment may otherwise be made without such consent pursuant to the terms of this Agreement.

      7.2. Permitted Assignments. Notwithstanding any provision contained in this Agreement, the collateral assignment of this Agreement by Owner as security for any mortgage securing the Owner Properties, subject to the provisions of
Section 2.3 of Exhibit C regarding efforts to obtain a Non-Disturbance Agreement is permitted without the consent of the Management Company.

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8.    GENERAL PROVISIONS

      8.1. Designated Owner Representative. Owner shall irrevocably designate in writing and appoint one or more individuals as its exclusive representative(s) ("Owner Representative") to act for and on behalf of Owner and any Permitted Owner Affiliate and to exercise any of the rights of Owner and any such Permitted Owner Affiliate in all respects under this Agreement, including, without limitation, to give and receive notices and communications, and to take all other actions on behalf of Owner and any Permitted Owner Affiliate as necessary or appropriate under this Agreement. The Owner Representative may be replaced by Owner from time to time upon not less than thirty (30) days' prior written notice to Management Company. Any decision, act, approval, consent or instruction taken or given by the Owner Representative pursuant to this Agreement shall be and constitute a decision, act, approval, consent or instruction of Owner and all Permitted Owner Affiliates, and shall be final, binding and conclusive upon Owner and each such Permitted Owner Affiliate, and Management Company may rely upon any such decision, act, approval, consent or instruction of the Owner Representative as being the decision, act, approval, consent or instruction of Owner and each Permitted Owner Affiliate. Management Company is hereby relieved from any liability to any person for any acts done by it in accordance with such decision, act, approval, consent or instruction of the Owner Representative.

      8.2. Modification; Counterparts. Any change or modification of this Agreement must be in writing signed by both parties hereto. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original. The captions for each Section are intended for convenience only.

      8.3. Public or Private Offerings. Neither Owner nor Management Company (as an "issuing party") shall make reference to the other party (the "non-issuing party) or any of its Affiliates in any prospectus, private placement memorandum, offering circular or offering documentation related thereto (collectively referred to as the "Prospectus"), issued by the issuing party, unless the non-issuing party has received a copy of all such references. In no event will the non-issuing party be deemed a sponsor of the offering described in any such Prospectus, nor will it have any responsibility for the Prospectus, and the Prospectus will so state. The issuing party shall be entitled to include in the Prospectus an accurate summary of this Agreement but shall not include any proprietary mark of the non-issuing party without prior written consent of the non-issuing party. The issuing party shall indemnify, defend and hold the non-issuing party and its Affiliates (and their respective directors, officers, shareholders, employees and agents) harmless from and against all loss, costs, liability and damage (including attorneys' fees and expenses, and the cost of litigation) arising out of any Prospectus or the offering described therein.

      8.4. Definition of Affiliates. "Affiliate" shall mean any individual or entity, directly or indirectly through one or more intermediaries, controlling, controlled by, or under common control with a party. The term "control," as used in the immediately preceding sentence, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity, whether by reason of membership, ownership of voting stock, partnership interests, by contract or otherwise. A "Permitted Owner Affiliate" shall include either (i) an individual or entity to whom an Owner Property is leased or subleased,

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

and which individual or entity is an Affiliate of Owner, or (ii) an entity to which title to an Owner Property is sold or otherwise transferred, and which entity is directly or indirectly owned 50% or more (in terms of voting securities or other voting ownership or partnership interest) by the Partnership or the entity which controls the Partnership; provided that in the case of each of clause (i) and (ii), such entity shall be deemed a Permitted Owner Affiliate only so long as (x) the foregoing tests continue to be met, as applicable, and
(y) such Permitted Owner Affiliate expressly assumes in writing all the liabilities and obligations of Owner hereunder with respect to the applicable Owner Property.

      8.5. Arbitration of Disputes. Any arbitration proceeding required under this Agreement shall be a rapid streamlined arbitration proceeding held in a neutral city, but in any event not more than fifteen 15 days after a request for arbitration is made hereunder. The arbitration proceeding shall be (i) held in a mutually agreed upon neutral city, or absent such agreement, then such other location as may be designated by a court of competent jurisdiction upon application of either party (the "Arbitration Location"), and (ii) conducted in accordance with the rules of the American Arbitration Association, but not under the authority of that Association. The arbitration shall be conducted by any arbitrator who is a partner at a nationally recognized accounting firm with a national hospitality practice involving hotels or other lodging facilities of the same type and in the same general geographical area as the Owner Properties, or any other person with experience in the matter or matters to be arbitrated, mutually selected by Owner and Management Company. If Owner and Management Company are unable to agree upon an arbitrator in accordance herewith, then such arbitrator shall be chosen by a judge of the state or federal courts located in the Arbitration Location, upon application by either or both parties to such court.] If the dispute submitted to arbitration hereunder has to do with one or more categories in a proposed Hotel Property Budget for the Owner Properties (as defined in Exhibit C) for one or more of the Owner Properties, or the Central Office Budget, then the arbitrator's authority shall be expressly limited to determining the disputed category presented to the arbitrator, and whether the costs of arbitration are to be allocated to one of the parties, or shared among the parties, equally or otherwise, and the arbitrator shall have no other power or authority of any kind whatsoever. The decision of the arbitrator shall be binding upon the parties, and neither party shall have the right to appeal any such decision (except in the case of manifest error). Notwithstanding any provision of this Agreement to the contrary, arbitration shall not be the exclusive remedy of the parties with respect to, and nothing herein shall preclude either party hereunder from seeking any judicial remedy with respect to, any Event of Default or any dispute involving this Agreement, except for such budget and employee claim issues as specifically provided in this Agreement.

      8.6. Governing Law. The interpretation and construction of this Agreement and (unless otherwise expressly provided herein) all amendments hereof and waivers and consents hereunder shall, to the extent the particular subject matter is controlled by state law, be governed by and be construed in accordance with the substantive law of the State of Delaware, without regard to the conflicts of laws principles thereof.

      8.7. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY

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

HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS
SECTION 8.6.

      8.8. Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the parties only in the Courts of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

                            [SIGNATURE PAGE FOLLOWS.]

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      IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement on the day and date first above written.

                                        OWNER

                                        [NAME OF OWNER]

                                        By:_____________________________________

                                        Name:___________________________________

                                        Title:__________________________________

                                        JOHN Q. HAMMONS MANAGEMENT COMPANY, LLC

                                        By:_____________________________________
                                                 John Q. Hammons, President

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